Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 24, 2015 (except Note 11, as to which the date is September 1, 2015) in the Registration Statement (Form S-1) and related Prospectus of Interactive Data Holdings Corporation dated October 9, 2015.

/s/ Ernst & Young LLP

Boston, MA

October 9, 2015